EXHIBIT 99.1

FOR RELEASE: Tuesday, July 28, 2015 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the "Company") (OTCQX: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended June 30, 2015 was $374,000, or $0.44 per basic and $0.40 per diluted share, compared to $325,000, or $0.38 per basic and $0.36 per diluted share for the same period in 2014.  Net income for the six months ended June 30, 2015 was $583,000, or $0.68 per basic and $0.63 per diluted share, compared to $525,000, or $0.62 per basic and $0.58 per diluted share for the same period in 2014.

Robert T. Strong, President and Chief Executive Officer stated, "I am pleased to present our earnings for the second quarter of 2015, which are the highest quarterly earnings in the history of the Company.  These results for the quarter ended June 30, 2015 also indicate a healthy asset growth of 7.8% compared to the year ended December 31, 2014."

Mr. Strong continued, "Our non-performing loans as both a percentage of total loans and as a percentage of total assets have been reduced when compared to the prior year period ended June 30, 2014.  The reductions in these ratios are accompanied by a reduction in our Texas ratio as well."

Mr. Strong added, "We have recently announced the declaration of a regular quarterly cash dividend of $0.07 per share to be paid on August 3, 2015 to shareholders of record as of July 20, 2015.  The market value of our stock continues to respond positively and has traded, as of July 22, 2015, at 123% of June 30, 2015 book value."

In closing Mr. Strong commented, "As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Net income amounted to $374,000 for the three months ended June 30, 2015, an increase of $49,000, or 15.1%, compared to net income of $325,000 for three months ended June 30, 2014.  The increase in net income on a comparative quarterly basis was primarily the result of increases in net interest income of $257,000 and non-interest income of $15,000, and a decrease in the provision for loan losses of $5,000, partially offset by an increase in non-interest expense of $200,000 and an increase in the provision for income taxes of $28,000.

The $257,000, or 18.8% increase in net interest income for the three months ended June 30, 2015 over the comparable period in 2014 was driven by a $352,000, or 19.8% increase in interest income, partially offset by a $95,000, or 23.2% increase in interest expense.  The increase in interest income was primarily due to a $25.4 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $117.0 million for the three months ended June 30, 2014 to an average balance of $142.4 million for the three months ended June 30, 2015, and had the effect of increasing interest income $377,000.  Partially offsetting this increase was a 7 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.92% for the three months ended June 30, 2014 to 5.85% for the three months ended June 30, 2015, which had the effect of decreasing interest income by $25,000.  The increase in interest expense was primarily attributable to a $24.6 million increase in average interest-bearing liabilities, which increased from an average balance of $118.2 million for the three months ended June 30, 2014 to an average balance of $142.8 million for the three months ended June 30, 2015, and had the effect of increasing interest expense $85,000.  Also contributing to this increase was a 2 basis point increase in the average rate on interest-bearing liabilities, from 1.39% for the three months ended June 30, 2014 to 1.41% for the three months ended June 30, 2015, which had the effect of increasing interest expense by $10,000.  The average interest rate spread decreased from 4.12% for the three months ended June 30, 2014, to 4.09% for the same period in 2015 while the net interest margin decreased from 4.24% for the three months ended June 30, 2014 to 4.19% for the three months ended June 30, 2015.

The $5,000 decrease in the provision for loan losses for the three months ended June 30, 2015 over the three months ended June 30, 2014 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $15,000, or 2.7% increase in non-interest income for the three months ended June 30, 2015 over the comparable period in 2014 was primarily attributable to a $40,000 increase in other fees and services charges, a $28,000 increase in fee income generated by the Bank's mortgage banking and title abstract subsidiaries, an $18,000 increase in income from bank-owned life insurance, and a $13,000 decrease in the loss on sale of other real estate owned, partially offset by a $68,000 decrease in net gain on the sales of residential mortgage loans and a $16,000 decrease in the gain on the sale of SBA loans.

The $200,000, or 15.7% increase in non-interest expense for the three months ended June 30, 2015 compared to the same period in 2014 was primarily attributable to a $177,000 increase in salaries and employee benefits expense, a $43,000 increase in other expense, a $7,000 increase in FDIC insurance assessment, a $5,000 increase in advertising expense, and a $2,000 increase in occupancy and equipment expense.  These increases were partially offset by a $19,000 decrease in professional fees, a $14,000 decrease in other real estate owned expense, and a $1,000 decrease in directors' fees and expenses.  The increase in salaries and employee benefits expense for the 2015 period compared to 2014 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations.

The $28,000, or 14.1% increase in the provision for income taxes for the three months ended June 30, 2015 over the three month period ended June 30, 2014 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 37.7% for the 2015 period compared to 37.9% for the comparable period in 2014.

For the six months ended June 30, 2015, net income increased $58,000, or 11.0% from $525,000 for the six months ended June 30, 2014 to $583,000 for the six months ended June 30, 2015.  The increase in net income was primarily the result of an increase in net interest income of $402,000, an increase in non-interest income of $123,000, and a decrease in the provision for loan losses of $17,000, partially offset by increases in non-interest expense of $455,000 and the provision for income taxes of $29,000.

The $402,000, or 14.7% increase in net interest income for the six months ended June 30, 2015 over the comparable period in 2014 was driven by a $583,000, or 16.5% increase in interest income partially offset by a $181,000, or 22.7% increase in interest expense.  The increase in interest income was primarily due to a $22.3 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $113.9 million for the six months ended June 30, 2014 to an average balance of $136.2 million for the six months ended June 30, 2015, and had the effect of increasing interest income $677,000.  Partially offsetting this increase was a 17 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 6.06% for the six months ended June 30, 2014 to 5.89% for the six months ended June 30, 2015, which had the effect of decreasing interest income by $116,000.  Also contributing to the increase in interest income for the six months ended June 30, 2015 was a $4.0 million increase in average short-term investments and investment securities available for sale, which increased from an average balance of $12.3 million for the six months ended June 30, 2014 to an average balance of $16.3 million for the six months ended June 30, 2015, and had the effect of increasing interest income $27,000.  Partially offsetting this increase was a 7 basis point decline in the average yield on short-term investments and investment securities available for sale, from 1.41% for the six months ended June 30, 2014 to 1.34% for the six months ended June 30, 2015, which had the effect of decreasing interest income by $5,000.  The increase in interest expense was primarily attributable to a $24.7 million increase in average interest-bearing liabilities, which increased from an average balance of $114.7 million for the six months ended June 30, 2014 to an average balance of $139.4 million for the six months ended June 30, 2015, and had the effect of increasing interest expense $165,000.  Also contributing to this increase was a 2 basis point increase in the average rate on interest-bearing liabilities, from 1.39% for the six months ended June 30, 2014 to 1.41% for the six months ended June 30, 2015, which had the effect of increasing interest expense by $16,000.  The average interest rate spread decreased from 4.21% for the six months ended June 30, 2014, to 3.99% for the same period in 2015 while the net interest margin decreased from 4.34% for the six months ended June 30, 2014 to 4.12% for the six months ended June 30, 2015.

As was the case for the quarter, the $17,000, or 7.5% decrease in the provision for loan losses for the six months ended June 30, 2015 compared to the six months ended June 30, 2014 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $123,000, or 14.2% increase in non-interest income for the six months ended June 30, 2015 over the comparable period in 2014 was primarily attributable to a $60,000 increase in fee income generated by the Bank's mortgage banking and title abstract subsidiaries, a $39,000 increase in income from bank-owned life insurance , a $38,000 increase in other fees and services charges, a $36,000 decrease in the loss on sale of other real estate owned, and a $1,000 increase in other non-interest income, partially offset by a $42,000 decrease in net gain on the sales of residential mortgage loans and a $9,000 decrease in the gain on the sale of SBA loans.

The $455,000, or 18.0% increase in non-interest expense for the six months ended June 30, 2015 over the comparable period in 2014 was primarily attributable to a $397,000 increase in salaries and employee benefits expense, a $64,000 increase in other expense, a $17,000 increase in occupancy and equipment expense, a $10,000 increase in advertising expense, and a $7,000 increase in FDIC insurance assessment.  These increases were partially offset by a $24,000 decrease in professional fees, a $14,000 decrease in other real estate owned expense, and a $2,000 decrease in directors' fees and expenses.  As was the case for the quarter, the increase in salaries and employee benefits expense for the 2015 period compared to 2014 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations.

The $29,000, or 8.7% increase in the provision for income taxes for the six months ended June 30, 2015 over the six month period ended June 30, 2014 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 38.4% for the 2015 period compared to 38.9% for the comparable period in 2014.

The Company's total assets at June 30, 2015 were $167.7 million, an increase of $12.1 million, or 7.8%, from $155.6 million at December 31, 2014.  This growth in total assets was primarily due to a $17.9 million, or 14.6%, increase in loans receivable, net, and a $2.8 million, or 108.6% increase in loans held for sale, partially offset by an $8.9 million, or 63.8% decrease in cash and cash equivalents as the Company used excess liquidity to fund loan growth.  The largest increases within the loan portfolio occurred in the following categories: commercial real estate loans which increased $7.1 million, or 20.0%, construction loans which increased $6.7 million, or 46.5%, one-to-four family residential non-owner occupied loans which increased $2.0 million, or 4.0%, and commercial business loans which increased $1.8 million, or 243.0%.

Total interest-bearing deposits increased $9.3 million, or 7.5%, to $133.1 million at June 30, 2015 from $123.8 million at December 31, 2014.  This increase in interest-bearing deposits was primarily attributable to a $9.1 million, or 9.5% increase in certificates of deposit and a $3.1 million, or 16.3% increase in money market accounts, partially offset by a $1.9 million, or 34.3% decrease in savings accounts and a $1.0 million, or 39.8% decrease in passbook accounts.  Total non-interest bearing checking accounts, a new product introduced during December 2014, increased $302,000, or 47.2%, to $942,000 at June 30, 2015 from $640,000 at December 31, 2014.

Total Federal Home Loan Bank advances increased $2.0 million, or 17.4%, to $13.5 million at June 30, 2015 from $11.5 million at December 31, 2014.  During the six months ended June 30, 2015, the Company made no repayments and borrowed an additional $2.0 million to fund loan demand.

Total stockholders' equity increased $622,000, or 3.5% to $18.2 million at June 30, 2015 from $17.6 million at December 31, 2014.  Contributing to the increase was net income for the six months ended June 30, 2015 of $583,000, common stock earned by participants in the employee stock ownership plan of $73,000, amortization of stock awards and options under our stock compensation plans of $65,000, and the reissuance of stock under the Bank's 401(k) Plan of $33,000.  These increases were partially offset by dividends paid of $118,000, the purchase of 478 shares of the Company's stock as part of the Company's stock repurchase program for an aggregate purchase price of $10,000, and an increase in other comprehensive loss of $4,000.

Non-performing loans amounted to $2.2 million, or 1.56% of net loans receivable at June 30, 2015, consisting of sixteen loans, nine of which were on non-accrual status and seven of which were 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $2.8 million, or 2.30% of net loans receivable at December 31, 2014, consisting of twenty-two loans, sixteen of which were on non-accrual status and six of which were 90 days or more past due and accruing interest. The non-performing loans at June 30, 2015 include seven commercial real estate loans, five one-to-four family non-owner occupied residential loans, three one-to-four family owner-occupied residential loans, and one home equity loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended June 30, 2015, one loan that was on non-accrual status was paid-off and one loan that was on non-accrual was transferred to other real estate owned.  At June 30, 2015, the Company had thirteen loans totaling $1.12 million that were identified as troubled debt restructurings (TDRs).  Twelve of these loans totaling $1.07 million were performing in accordance with their modified terms and one loan totaling $51,000 was on non-accrual.  During the quarter ended June 30, 2015, one loan that was previously identified as a TDR was transferred to OREO.  The allowance for loan losses as a percent of total loans receivable was 0.90% at June 30, 2015 and 0.92% at December 31, 2014.

Other real estate owned (OREO) amounted to $508,000 at June 30, 2015, consisting of five properties.  This compares to one property with a carrying value of $111,000 at December 31, 2014.  During the quarter ended June 30, 2015, one property that had been collateral for a loan previously classified as non-accrual and one property that had been collateral for a loan that was previously classified as a TDR were transferred to OREO.  In conjunction with these transfers, $30,000 of the outstanding loan balance was charged-off through the allowance for loan losses.  Also during the quarter, the Company sold one OREO property with a carrying value of $108,000 and realized a loss of approximately $2,000 on the transaction.  For the six months ended June 30, 2015, the Company transferred five properties into OREO totaling $445,000, made $60,000 of capital improvements to the properties, sold one property with a carrying value of $108,000, and is in the process of marketing the other properties for sale.  Non-performing assets amounted to $2.7 million, or 1.62% of total assets at June 30, 2015 compared to $2.9 million, or 1.89% of total assets at December 31, 2014.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At June 30, 2015	At December 31, 2014
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$5,047	$13,937
Investment in interest-earning time deposits	5,884	6,660
Investment securities available for sale at fair value	1,726	1,706
Loans held for sale	5,332	2,556
Loans receivable, net of allowance for loan losses (2015: $1,276; 2014: $1,148)	141,277	123,331
Accrued interest receivable	893	788
Investment in Federal Home Loan Bank stock, at cost	618	527
Bank-owned life insurance	3,592	3,549
Premises and equipment, net	1,729	1,639
Other real estate owned, net	508	111
Prepaid expenses and other assets	1,117	839
Total Assets	$167,723	$155,643

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$942	$640
Interest-bearing	133,074	123,765
Total deposits	134,016	124,405
Federal Home Loan Bank advances	13,500	11,500
Accrued interest payable	112	108
Advances from borrowers for taxes and insurance	1,488	1,592
Accrued expenses and other liabilities	410	463
Total Liabilities	149,526	138,068
Stockholders' Equity	18,197	17,575
Total Liabilities and Stockholders' Equity	$167,723	$155,643

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Interest Income	$2,130	$1,778	$4,120	$3,537
Interest Expense	505	410	980	799
Net Interest Income	1,625	1,368	3,140	2,738
Provision for Loan Losses	121	126	209	226
Net Interest Income after Provision for Loan Losses	1,504	1,242	2,931	2,512
Non-Interest Income	572	557	991	868
Non-Interest Expense	1,476	1,276	2,976	2,521
Income before Income Taxes	600	523	946	859
Income Taxes	226	198	363	334
Net Income	$374	$325	$583	$525

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.44	$0.38	$0.68	$0.62
Average shares outstanding – basic	857,291	845,612	854,557	851,753
Earnings per share – diluted	$0.40	$0.36	$0.63	$0.58
Average shares outstanding - diluted	934,779	896,142	930,545	897,961

Tangible book value per share, end of period	$19.93	$18.54	$19.93	$18.54
Shares outstanding, end of period	913,163	912,362	913,163	912,362
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.50%	5.51%	5.40%	5.60%
Average rate on interest-bearing liabilities	1.41%	1.39%	1.41%	1.39%
Average interest rate spread	4.09%	4.12%	3.99%	4.21%
Net interest margin	4.19%	4.24%	4.12%	4.34%
Average interest-earning assets to average interest-bearing liabilities	108.49%	109.31%	109.37%	110.00%
Efficiency ratio	67.18%	66.31%	72.03%	69.91%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.56%	2.05%	1.56%	2.05%
Non-performing assets as a percent of total assets	1.62%	1.87%	1.62%	1.87%
Allowance for loan losses as a percent of non-performing loans	57.93%	48.76%	57.93%	48.76%
Allowance for loan losses as a percent of total loans receivable	0.90%	0.99%	0.90%	0.99%
Texas Ratio (2)	13.92%	14.55%	13.92%	14.55%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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